                            NewSouth Bancorp, Inc.
                         (Proposed Holding Company for
                        Home Savings Bank, Inc. , SSB,
                           to become NewSouth Bank)
                          Washington, North Carolina


                         Proposed Marketing Materials

                            Marketing Materials for
                         Home Savings Bank, Inc. , SSB

                               Table of Contents
                               -----------------


I.     Press Release

       A.  Explanation
       B.  Schedule
       C.  Distribution List
       D.  Examples

II.    Question and Answer Brochure

       A.  Explanation
       B.  Method of Distribution
       C.  Example

III.   Officer and Director Brochure

       A.  Explanation
       B.  Method of Distribution
       C.  Example

IV.    Counter Cards, Lobby Posters and a Tombstone Announcement

       A.  Explanation
       B.  Quantity
       C.  Examples

V.     Community Meeting Invitation

       A.  Explanation

VI.    Proxygram

       A.  Explanation
       B.  Example

                                 I.  Press Releases


A.  Explanation

    In an effort to assure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Home Savings Bank to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

    Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.  Press Releases

    1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

    2.  Close of Stock Offering

C.  Distribution Lists (see attached)

D.  Examples (see attached)

                     C.  National Media Distribution List
                     ------------------------------------



American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
--------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

Press Release
                                               FOR IMMEDIATE RELEASE
                                               ---------------------
                                               For More Information Contact:
                                               Thomas A. Vann, President
                                               Telephone:  (919) 946-4178


                         HOME SAVINGS BANK, INC. , SSB
                         -----------------------------
                              STOCK SALE APPROVED
                              -------------------

        Washington, North Carolina - Mr. Thomas A. Vann, President of Home Savings Bank, Inc. , SSB ("Home Savings Bank"), Washington, North Carolina, announced today that Home Savings Bank has received approval from the FDIC and the North Carolina State Administrator to convert from a North Carolina mutual savings bank to a North Carolina stock savings bank and to become a wholly-owned subsidiary of a newly-formed holding company, NewSouth Bancorp, Inc. (the "Company"). Following completion of the stock conversion, Home Savings Bank intends to convert from a North Carolina stock savings bank to a North Carolina commercial bank to be known as "NewSouth Bank."

        A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Home Savings Bank on or about ___________, 1997. Under the Plan of Conversion, the company is offering an estimated 2,415,000 shares of common stock at $15.00 per share. Certain of Home Savings Bank's past and present depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on ________, 1997. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons and trusts of natural persons who are permanent residents of Beaufort, Craven Lenoir, Nash, Pasquotank and Pitt Counties, North Carolina, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

        Thomas A. Vann stated "Home Savings Bank remains committed to its local market as a hometown community financial institution with even stronger financial resources."

        Home Savings Bank, Inc. , SSB is based in Washington, North Carolina. The Bank was founded in 1902. At September 30, 1996, Home Savings Bank had total assets of $194.1 million and retained income of $18.3 million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (919) _________ or visit Home Savings Bank.

Press Release                              FOR IMMEDIATE RELEASE
                                           ---------------------
                                           Contact: Thomas A. Vann, President
                                           Telephone: (919) 946-4178

                  NEWSOUTH BANCORP, INC., HOLDING COMPANY FOR
                  -------------------------------------------
                        HOME SAVINGS BANK, INC. , SSB,
                        ------------------------------
                       COMPLETES INITIAL STOCK OFFERING
                       --------------------------------


        Washington, North Carolina - Mr. Thomas A. Vann, President of Home Savings Bank, Inc. , SSB ("Home Savings Bank"), based in Washington, North Carolina, announced today that NewSouth Bancorp, Inc., the holding company for Home Savings Bank, Inc. , SSB, has completed its initial common stock offering. It is anticipated that the common stock of NewSouth Bancorp, Inc. will begin trading on the NASDAQ National Market System on or about ___________, 1997. Trident Securities will be market maker. In addition, following the stock conversion, the institution will convert to a North Carolina commercial bank to be known as "NewSouth Bank (the "Bank")." NewSouth Bancorp, Inc., will issue __________ shares of its common stock.

        The net proceeds contributed to Home Savings Bank upon conversion will substantially increase its capital. Home Savings Bank ultimately intends to use such funds for general corporate purposes, among them the origination of loans and other investments. It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities.

        On __________, 1997, Home Savings Bank's Plan of Conversion was approved by Home Savings Bank's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

        Mr. Vann indicated that the Officers and Board of Directors of Home Savings Bank want to express their thanks for the response by customers and the community to the stock offering and that the Bank looks forward to serving the needs of its customers as a stock institution.

        Trident Securities, Inc. of Raleigh, North Carolina managed the subscription and community offerings for NewSouth Bancorp, Inc.

                       II.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Home Savings Bank will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.   Method of Distribution

     There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Home Savings Bank.

     2. Question and Answer brochures are available in Home Savings Bank's office.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

                 Home Savings Bank, Inc. , SSB ("Home Savings Bank")
                                 Washington, North Carolina


    Questions and Answers Regarding the Subscription and Community Offering


                          MUTUAL TO STOCK CONVERSION
                          --------------------------

Home Savings Bank's Board of Directors has unanimously voted to convert the savings bank from its present mutual form to a stock institution, subject to approval of the conversion by Home Savings Bank's members and regulatory authorities, and, thereafter, to convert to a North Carolina savings bank and then to a North Carolina commercial bank. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.   Q.   What is a "Conversion"?

     A. Conversion is a change in the legal form of organization. Following completion of the conversion from a North Carolina mutual savings bank to a North Carolina stock savings bank, Home Savings Bank intends to convert to a North Carolina commercial bank to be known as "NewSouth Bank" (the "Bank"). Home Savings Bank currently operates as a North Carolina mutual savings bank with no shareholders. Through the conversion, Home Savings Bank will form a holding company, NewSouth Bancorp, Inc., which will ultimately own all of the outstanding stock of the Bank. NewSouth Bancorp, Inc. will issue stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q.   Why is Home Savings Bank converting?

     A. The stock form of ownership is used by most business corporations and financial institutions. Home Savings Bank has reached an important point in its development with its decision to convert to the stock form of ownership. Home Savings Bank's management believes the continued diversification of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

          *    Enhance the Bank's capital position.

          *    Facilitate future access to the capital markets.

          * Provide additional funds for increased lending and investment opportunities.

          *    Enable the Bank's commercial banking services.

3.   Q.   Will the conversion have any effect on savings accounts,
          certificates of deposit or loans with Home Savings Bank?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, Home Savings Bank's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in NewSouth Bancorp, Inc.

4.   Q.   Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q.   Did the Board of Directors of Home Savings Bank approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion in October, 1996.

                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

6.   Q.   Who is entitled to buy NewSouth Bancorp, Inc. common stock?

     A. Subscription rights to buy common stock will be given in order of priority to (i) depositors of the Bank as of June 30, 1992 with a $50.00 minimum deposit at that date (the "Eligible Account Holders");
          (ii) the Company's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of the Bank with $50.00 or more on deposit as of ___________, 1996 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers as of ________, 1997 ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

          Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of Beaufort, Craven Lenoir, Nash, Pasquotank and Pitt Counties, North Carolina (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

7.   Q.   How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Home Savings Bank. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Home Savings Bank on or prior to the close of the Subscription Offering which is 12:00 noon, Eastern time, on _________, 1997, unless extended.

8.   Q.   How can I pay for my subscription?

     A. First, you may pay for your stock in cash (if delivered in person to Home Savings Bank) or by check or money order. These funds will earn interest at Home Savings Bank's passbook rate from the day we receive them until the completion or termination of the conversion. The passbook rate was __% as of _________, 1997.

          Second, you may authorize us to withdraw funds from your Home Savings Bank savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

          If you want to use Individual Retirement Account deposits held at Home Savings Bank to purchase stock, call our Stock Information Center at
          (919) _________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork is necessary.

9.   Q.   When must I place my order for shares of stock?

     A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by Home Savings Bank with full payment for all shares subscribed for not later than 12:00 noon, Eastern time, on _________, 1997.

          Non-customers desiring to order shares through the community offering must order shares before the close of the community offering, which will be no sooner than 12:00 noon, Eastern time on _________, 1997, unless extended.

10.  Q.   How many shares of stock are being offered?

     A. NewSouth Bancorp, Inc. is offering 2,415,000 shares of common stock at a price of

          $15.00 per share. The number of shares may be decreased to 1,785,000 or increased to 2,777,250 in response to the independent appraiser's final determination of the consolidated pro forma market
                                                              ---------
          value of the common stock issued in the conversion.

11.  Q.   What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $375.00. The maximum number of shares may not exceed 20,000 shares for any individual or individuals through a single account. Associates or groups acting in concert as defined in Home Savings Bank's Plan of Conversion may not exceed 40,000 shares.

12.  Q.   How was it determined that between 1,785,000 shares and 2,777,250 shares of stock would be issued at $15.00 per share?

     A. The share range was determined through an appraisal of Home Savings Bank by Ferguson & Co., LLP, an independent appraisal firm specializing in the thrift industry.

13.  Q.   Must I pay a commission on the stock for which I subscribe?

     A. No. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering or Syndicated Community Offering, if any. Conversion expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the conversion.

14.  Q.   Will I receive interest on funds I submit for stock purchases?

     A. Yes. Home Savings Bank will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion. That rate, as of ________, 1997 was __%.

15.  Q.   If I have misplaced my Stock Order Form, what should I do?

     A. Home Savings Bank will mail you another order form or you may obtain one from the Home Savings Bank main office. If you need assistance in obtaining or completing a Stock Order Form, a Home Savings Bank employee or Trident Securities, Inc. Representative will be happy to help you.

16.  Q.   Will there be any dividends paid on the stock?

     A. Subject to regulatory and other considerations, the Company intends to establish a quarterly cash dividend following the Conversion of $0.10 per share (or $0.40 per share annually) commencing during the first full calendar quarter following the Stock Conversion. No assurance can be given that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17.  Q.   How much stock do the directors and officers of Home Savings Bank intend to purchase through the Subscription Offering?

     A. Directors and executive officers and the honorary director intend to purchase approximately $_________ (___% at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q.   Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights.

19.  Q.   I closed my account several months ago.  Someone told me that I am still eligible to buy stock.  Is that true?

     A. If you were an account holder on the Eligibility Record Date, June 30, 1992, or the Supplemental Eligibility Record Date, ___________, you are entitled to purchase stock without regard to whether you continued to hold your Home Savings Bank account.

20.  Q.   May I obtain a loan from Home Savings Bank using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Home Savings Bank to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q.   Will there be a market for the stock following the conversion?

     A. Neither the Company nor the Bank has ever issued stock before, and consequently there is no established market for its Common Stock. The Company has received approval to have the common stock listed on the NASDAQ National Market System under the symbol "____". Trident Securities intends to make a market in the

          Common Stock of the Company. However, purchasers of Common Stock should have a long-term investment intent and recognize that no assurance can be given than an active and liquid trading market will develop.

23.  Q.   Can I purchase stock using funds in a Home Savings Bank IRA account?

     A. Yes. Contact the Stock Information Center for the additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ________, 1997, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. At the Special Meeting of Members to be held on _______, 1997, you are eligible to vote if you are one of the "Voting Members," who are holders of Home Savings Bank's deposits or other authorized accounts or loans as of _______, 1997 (the "Voting Record Date") for the Special Meeting. However, Bank members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.  Q.   How many votes do I have as a Voting Member?

     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 1,000 votes.

26.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

27.  Q.   What happens if Home Savings Bank does not get enough votes to approve the Plan of Conversion?

     A. Home Savings Bank's Conversion would not take place and Home Savings Bank would remain a mutual savings bank.

28.  Q.   As a qualifying depositor or borrower of Home Savings Bank, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q.   What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

30.  Q.   How does the conversion affect me?

     A. The conversion is intended, among other things, to assist Home Savings Bank in maintaining and expanding its many services to Home Savings Bank's customers and community. By purchasing stock, you will also have the opportunity to invest in NewSouth Bancorp, Inc., the holding company that will own the North Carolina-chartered commercial bank into which Home Savings Bank will convert. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.  Q.   How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, collect at (919) _________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus. A Prospectus can be obtained at the Home Savings Bank office or by calling the Home Savings Bank Stock Information Center. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

  The stock is not a deposit or account and is not federally insured or guaranteed.

                             FOR YOUR CONVENIENCE

        In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                (919) _________

                      III.  Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.   Method of Distribution

     There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Bank.

     2. Officer and Director Brochures will be available in any of the Bank's offices.

     3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS



Name                      Amount         Shares      Percent at Midpoint
----                      ------         ------      -------------------


                               (to be completed)



This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus.

The stock is not a deposit or account and is not federally insured or guaranteed.

           V.  Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three
                                                                       -----
     purposes: (1) As a notice to Home Savings Bank's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards will be used at the Bank's office, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters will be used at the office of the Bank. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper.
     The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                        POSTER



                         Home Savings Bank, Inc. , SSB



                           STOCK OFFERING MATERIALS
                                AVAILABLE HERE



         Customer and Community Priority Rights for the Stock Offering
                           by NewSouth Bancorp, Inc.

                            Expire on _______, 1997

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus and Proxy Statement. These shares have not been approved or disapproved by the Securities and Exchange Commission Office of Thrift Supervision, or Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus and Proxy Statement. Any representative to the contrary is unlawful.

New Issue                                                               , 1997
---------                                                      ---------

                            Up to 2,777,250 Shares

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                         Home Savings Bank, Inc., SSB

                  of Washington, North Carolina will convert
                   from a North Carolina mutual savings bank
                  to a North Carolina stock savings bank and,
       following completion of the offering, convert to a North Carolina commercial bank, to be known as "NewSouth Bank,"
                   and become the wholly-owned subsidiary of

                            NewSouth Bancorp, Inc.

                                 Common Stock

                                 ------------

                            Price $15.00 per share

                                 ------------

Copies of the Prospectus may be obtained in any State in which the announcement is circulated from such of the undersigned or other brokers and dealers and may legally offer these securities in such state.


                           Trident Securities, Inc.

              For a copy of the Prospectus call (919)__________.

                       VI.  Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Bank submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

C.   Examples enclosed

                          The Directors and Officers

                                      of

                         Home Savings Bank, Inc. , SSB

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

             NewSouth Bancorp, Inc., our proposed holding company


                             Please join us at the

                                     Place

                                    Address

                                     Date

                                 at 7:00 p.m.

                              for hors d'oeuvres


R.S.V.P.
(___) (Collect)

                                VII.  Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               P R O X Y G R A M

                              [LOGO APPEARS HERE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOUR VOTE ON OUR CONVERSION PLAN HAS NOT BEEN RECEIVED.
     ----                                     --------


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE
---------------------------
IS EQUIVALENT TO VOTING AGAINST THE PLAN.


VOTING FOR THE CONVERSION PLAN WILL NOT AFFECT THE INSURANCE OF
YOUR ACCOUNT.  IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000
               ----------------------
PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR CONVERSION DOES NOT OBLIGATE YOU TO BUY
                                --------
ANY STOCK.


PLEASE ACT PROMPTLY!  SIGN THE ENCLOSED PROXY CARD AND MAIL OR
                                        ----------
DELIVER IT TO HOME SAVINGS BANK, INC. , SSB.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.
                           -----

THANK YOU!

               THE BOARD OF DIRECTORS AND
               MANAGEMENT OF HOME SAVINGS BANK
               SAVINGS BANK
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [Home Savings Bank, SSB Letterhead]


Dear Member:

     The Administrator, Savings Institutions Division, North Carolina Department of Commerce has approved the Plan of Conversion whereby Home Savings Bank, SSB ("Home Savings") will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and concurrently become a wholly owned subsidiary of NewSouth Bancorp, Inc. (the "Company") (collectively, the "Stock Conversion"). Following the completion of the Stock Conversion, the Bank intends to convert from a North Carolina stock savings bank to a North Carolina commercial bank to be known as "NewSouth Bank" (the "Bank Conversion"). The Stock Conversion and Bank Conversion are collectively referred to as the "Conversion." As part of the Stock Conversion, the Company is offering shares of its common stock in Subscription and Community Offerings.

     Enclosed are a Prospectus and Proxy Statement describing the Conversion and proxy card(s). As a current member of Home Savings, we ask you to participate in the Conversion by reviewing the information provided and voting on the Conversion by completing and mailing the enclosed proxies in the enclosed postage-paid envelope as soon as possible. The Board of Directors recommends that you vote in favor of the Plan of Conversion.

     Although we encourage you to vote on the Plan of Conversion, unfortunately, the Company is unable to either offer or sell its common stock to you in the Conversion because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the Company's common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise. Accordingly, this letter and the materials enclosed herewith should not be considered either an offer to sell or a solicitation of an offer to buy the common stock of the Company.

     If you have any questions about your voting rights or the Conversion in general, please call the Stock Information Center at (919) ___-____.

                                  Sincerely,



                                  Thomas A. Vann
                                  President

                      [Home Savings Bank, SSB Letterhead]


Dear Member:

     A Special Meeting of Members of Home Savings Bank, SSB ("Home Savings") is scheduled in order to vote on the conversion of Home Savings from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Stock Conversion"), at which time Home Savings will concurrently become a wholly owned subsidiary of NewSouth Bancorp, Inc. (the "Company"). Following the completion of the Stock Conversion, the Bank intends to convert from a North Carolina stock savings bank to a North Carolina commercial bank to be known as "NewSouth Bank" (the "Bank Conversion"). The Stock Conversion and Bank Conversion are collectively referred to as the "Conversion." The Special Meeting will be held on ________________, 1997 at ___:___ _.m., Eastern Time, at the main office of Home Savings, 1311 Carolina Avenue, Washington, North Carolina.

     The Administrator, Savings Institutions Division, North Carolina Department of Commerce has approved the Plan of Conversion subject to, among other things, a favorable vote of our current members. The officers and the entire Board of Directors URGE YOU TO VOTE IN FAVOR of the Plan of Conversion.

     As part of the Conversion, the Company is offering up to 2,415,000 shares of its common stock (the "Common Stock"), subject to possible adjustment, at a price of $15.00 per share.

     The Board of Directors of Home Savings believes that the Conversion and affiliation with the Company will result in a financial institution with greater financial resources and flexibility. The net proceeds from the Stock Conversion and the holding company structure will permit Home Savings to expand the financial services currently offered. The Bank's Board of Directors has undertaken the Bank Conversion to allow the Bank to continue to pursue its expanding lines of business. The Bank intends to emphasize commercial real estate, commercial business and consumer loans. In connection with the Conversion, let us assure you that:

     . THERE WILL BE NO CHANGE IN THE BALANCE, INTEREST RATE, OR MATURITY OF EXISTING SAVINGS DEPOSITS OR LOANS BECAUSE OF THE CONVERSION. DEPOSITORS AND BORROWERS WILL ENJOY THE SAME SERVICES AT THE SAME LOCATION WITH THE SAME STAFF.

     . MEMBERS HAVE A RIGHT, BUT NO OBLIGATION, TO BUY STOCK BEFORE STOCK IS OFFERED TO THE PUBLIC.

     .  YOUR VOTE FOR APPROVAL IN NO WAY OBLIGATES YOU TO BUY STOCK.

     . YOUR SAVINGS DEPOSITS AT HOME SAVINGS WILL CONTINUE TO BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     Enclosed are a Prospectus, Proxy Statement, Stock Order Form, Proxy Card, and reply envelopes. Members of Home Savings (i.e., depositors and certain borrowers) as of the voting record date, __________, 1997, may complete the proxy form and return it to us in the enclosed envelope in order to exercise their voting rights.

     If you wish to purchase Common Stock, we must receive your Stock Order Form, properly completed, and payment by __:__ _.m., Eastern Time on ________, 1997. The purchase of stock is entirely voluntary and no person is obligated to purchase stock. Home Savings will pay interest at the passbook savings rate on all amounts paid for the Common Stock in cash (if delivered in person) or by check or money order, from the date payment is received until the date the Stock Conversion is completed. The subscription funds of a subscriber will be aggregated with other funds of the subscriber in determining federal deposit insurance coverage.

     Please feel free to call the Stock Information Center at (919) ___-____ with any questions.

     We are extremely pleased to offer you this opportunity to participate in our future as a stockholder.

                                  Sincerely,



                                  Thomas A. Vann
                                  President

THE COMMON STOCK OFFERED IN THE STOCK CONVERSION IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                      [Home Savings Bank, SSB Letterhead]


Dear Friend:

     The Administrator, Savings Institutions Division, North Carolina Department of Commerce has approved the Plan of Conversion whereby Home Savings Bank, SSB ("Home Savings") will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Home Savings will, concurrently, become a wholly owned subsidiary of NewSouth Bancorp, Inc. (the "Company") (the "Stock Conversion"). Following the completion of the Stock Conversion, the Bank intends to convert from a North Carolina-stock savings bank to a North Carolina commercial bank to be known as "NewSouth Bank" (collectively, the "Bank Conversion"). The Stock Conversion and Bank Conversion are collectively referred to as the "Conversion."

     As part of the Stock Conversion, the Company is offering up to 2,415,000 shares, subject to possible adjustment, of its common stock (the "Common Stock"), at a price of $15.00 per share. As a former depositor, subscription rights to purchase shares of Common Stock are being offered to you as well as to certain members as of ___________, 1997, concurrently with the proxy solicitation of current members of Home Savings for their vote on the Plan of Conversion. Orders submitted by you and others in the Subscription Offering are contingent upon approval of the Plan of Conversion at a Special Meeting of Members to be held on ________, 1997.

     Enclosed are a Prospectus and Stock Order Form should you decide to purchase Common Stock. You may, but are not obligated to, purchase stock in the Company. Please complete the Stock Order Form if you wish to purchase any shares. Additionally, please designate on the Stock Order Form, in the appropriate place, the method of payment for the shares. We must receive your Stock Order Form, properly completed, and payment by __:__ _.m. Eastern Time on ________, 1997. Home Savings will pay interest at its passbook savings rate on all amounts paid for the Common Stock in cash (which must be delivered in person) or by check or money order, from the date payment is received until the date the Stock Conversion is completed.

     We are extremely pleased to offer you this opportunity to participate in our future as a customer of Home Savings and as a charter stockholder of the Company.

     If you have any questions, please call the Stock Information Center at
(919) ___-____.

                                    Sincerely,


                                    Thomas A. Vann
                                    President

     THE COMMON STOCK OFFERED IN THE STOCK CONVERSION IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

     THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                        [TRIDENT SECURITIES LETTERHEAD]


To Members and Friends of Home Savings Bank, SSB:

     Trident Securities, Inc., a member of the National Association of Securities Dealers ("NASD"), is assisting Home Savings Bank, SSB ("Home Savings") in its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, the simultaneous offering of shares of common stock by its holding company, NewSouth Bancorp, Inc. ("the Company"), and the subsequent conversion of Home Savings to a North Carolina commercial bank to be known as "NewSouth Bank" (collectively, the "Conversion").

     At the request of the Company, we are enclosing materials explaining this Conversion, including an opportunity to invest in shares of the Company's common stock being offered to customers and the community until __________, 1997 (unless extended). Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     If you have any questions, feel free to call the Stock Information Center at (919) ___-____.

                                    Very truly yours,



                                    TRIDENT SECURITIES, INC.


     THE COMMON STOCK OFFERED IN THE STOCK CONVERSION IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

     THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                SPECIAL NOTICE


    The transfer, purchase, or sale of subscription rights is illegal. Anyone found to be participating in these actions will lose their subscription rights and be reported to the appropriate regulatory authorities.

    You may be approached by persons who offer to provide you with money to be used to buy stock or who offer to share in possible profits if you will exercise your subscription rights with the intent to transfer the stock or proceeds to those persons. Participation in any such scheme is a violation of the Savings Bank's Plan of Conversion and will subject those participating to civil or criminal fines or penalties.

    Please report any violations or attempts at these actions to the conversion center at ______________________.